UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 8, 2011

Date of earliest event reported: July 7, 2011

Warner Chilcott Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	0-53772	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square

Docklands

Dublin 2, Ireland

(Address of principal executive offices, including zip code)

+353 1 897 2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Warner Chilcott Public Limited Company (the “Company”) today announced that the U.S. District Court for the District of New Jersey (the “Court”) has issued an order prohibiting Roxane Laboratories, Inc., a subsidiary of Boehringher Ingelheim Corporation (“Roxane”), from launching its generic version of the Company’s ulcerative colitis product, ASACOL 400 mg, before December 31, 2011. Under a prior order from the Court, Roxane was prohibited from launching its generic product before September 30, 2011. The Court also cancelled the trial for this matter, which was previously scheduled to commence in July 2011. A new trial date has not yet been set.

The Company and Medeva Pharma Suisse AG, the owner of U.S. Patent No. 5,541,170 (the “‘170 Patent”), which covers the Company’s ASACOL 400 mg product, are plaintiffs in a lawsuit against Roxane alleging infringement of the ‘170 Patent. The lawsuit was filed in response to Roxane’s submission of an Abbreviated New Drug Application to the U.S. Food and Drug Administration (“FDA”) requesting approval to sell a generic version of ASACOL 400 mg prior to the expiration of the ‘170 Patent in July 2013. While the stay of FDA approval resulting from the filing of the lawsuit expired in March 2010, to the Company’s knowledge, Roxane has not yet received approval from the FDA for its generic ASACOL 400 mg product.

The Company also has a separate outstanding lawsuit against Par Pharmaceutical, Inc. and EMET Pharmaceuticals LLC relating to the ASACOL 400 mg product. Neither lawsuit involves the formulation patent protecting the Company’s ASACOL HD product that expires in November 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

By:	/S/ PAUL HERENDEEN
Name:	Paul Herendeen
Title:	Executive Vice President and Chief Financial Officer

Date: July 8, 2011

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